Exhibit 99.1

             Vitesse Reports Results for Second Quarter Fiscal 2004

     CAMARILLO, Calif.--(BUSINESS WIRE)--April 22, 2004--Vitesse Semiconductor Corporation (Nasdaq:VTSS) ("Vitesse" or the "Company") today reported results for the second quarter of fiscal 2004 ended March 31, 2004. Revenues in the second quarter of fiscal 2004 were $56.0 million, compared to $38.1 million in the second quarter of fiscal 2003, and $50.3 million in the first quarter of fiscal 2004. Revenues for the six months ended March 31, 2004 were $106.3 million, compared to $73.8 million in the six months ended March 31, 2003.
     On a generally accepted accounting principles (GAAP) basis, net loss for the second quarter of fiscal 2004 was $17.4 million or $0.08 loss per share compared to net loss of $25.1 million or $0.12 loss per share in the second quarter of fiscal 2003 and net loss of $8.0 million or $0.04 loss per share in the first quarter of fiscal 2004. Net loss for the six months ended March 31, 2004 was $25.4 million or $0.12 loss per share compared to net loss of $36.2 million or $0.18 loss per share for the six months ended March 31, 2003.
     Pro-forma net income for the second quarter of fiscal 2004 was $1.4 million or $0.01 income per share, compared to pro-forma net loss of $7.9 million or $0.04 loss per share in the second quarter of fiscal 2003, and pro-forma net income of $0.2 million or $0.00 income per share in the prior quarter. Pro-forma net income for the six months ended March 31, 2004 was $1.6 million or $0.01 income per share, compared to pro-forma net loss of $17.5 million or $0.09 loss per share in the six months ended March 31, 2003. Pro-forma net income for the three and six months ended March 31, 2004 excludes the following continuing charges: amortization of intangible assets, acquisition related deferred stock-based compensation, employee stock purchase plan compensation and restructuring charges, and includes an adjustment to income taxes.
     Vitesse's President and CEO, Lou Tomasetta, said, "I'm pleased to report another quarter of continuing revenue growth and improving pro-forma profitability. Revenues increased sequentially, once again driven by strength in our Metro and Enterprise product lines. We expect that in the third quarter of fiscal 2004, revenues will increase approximately 8% over the second quarter. We are also forecasting our GAAP loss to be between $0.06 to $0.10 loss per share and our pro-forma net income to increase to $0.02 income per share in the third quarter of fiscal 2004."

     The Company will hold a conference call on April 22, 2004 at 2:00 p.m. PDT. A live web cast of the call will be available on Vitesse's Web site at www.vitesse.com. Those without Internet access may listen to the live conference call by dialing 1-888-201-8018 (United States and Canada) or 1-706-634-1300 (International). Conference name is "Vitesse Semiconductor Corporation." A replay of the web cast will be available on the Company's Web site after the call. A telephone replay of the conference call will be available for seven days, beginning on April 22, 2004 at 5:00 p.m. PDT. Dial-in number for the telephone replay is 1-706-645-9291, conference ID number 6682355.

     About Vitesse

     Vitesse is a leading designer and manufacturer of innovative silicon solutions used in the networking, communications and storage industries worldwide. Vitesse works to specifically address the requirements of system designers and OEMs by providing high-performance, integrated products that are ideally suited for use in Enterprise, Access, Metro and Core applications. Additional company and product information is available at www.vitesse.com.

     Forward-Looking Statements

     This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future operating results and the markets for our products. Our actual results could differ materially from our forward looking statements for a variety of reasons, including among other things, failure of our markets to achieve expected growth, delays or cancellations of orders by our customers, competition in our markets, unexpected expenses or increased expenses associated with bringing new products to market and the discontinuation of certain operations, difficulties in bringing new products to market, costs associated with the integration of Cicada Semiconductor and other acquisitions, and possible future write-downs of assets. For a more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from our forward looking statements, please read the reports we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2003.
     Vitesse provides pro-forma statements of operations data, revenue, net income and loss and net income and loss per share in this press release, as additional information regarding its operating results. The Company believes that the additional pro-forma information is useful to investors for the performance of financial analysis. Management uses this information internally to evaluate its operating performance and the measures are used for planning and forecasting of the Company's future periods. However, pro-forma information is not in accordance with, nor is it a substitute for, GAAP financial information. Please consult the reconciliation table immediately following the GAAP Statement of Operations for a reconciliation of GAAP results to pro-forma results.


                 VITESSE SEMICONDUCTOR CORPORATION
                       FINANCIAL SUMMARY
        Statement of Operations - GAAP basis (unaudited)
               (in thousands except per share data)

                          Three months ended        Six months ended
                       3/31/04  3/31/03  12/31/03   3/31/04  3/31/03

Revenues               $56,034  $38,132   $50,312  $106,346   $73,842
Costs and expenses:
 Cost of revenues       19,535   16,160    17,869    37,404    32,336
Engineering and
 development            29,349   26,609    25,953    55,302    52,767
Selling, general and
 administrative         11,441   13,714    12,025    23,466    27,707
Restructuring charge       196      336        86       282       336
Employee stock purchase
 plan compensation      10,338       --        --    10,338        --
Amortization of
 intangible assets       1,737      881     1,818     3,555     1,762
Loss from continuing
 operations, before
 other income and
 income taxes          (16,562)  (19,568)  (7,439)  (24,001)  (41,066)
Other income
 (expense), net           (766)      238     (161)     (927)      937
Gain on extinguishment
 of debt                    --        --       --        --    16,550
Loss from continuing
 operations before
 income taxes          (17,328)  (19,330)  (7,600)  (24,928)  (23,579)
Income tax expense         123        --      350       473        --
Loss from continuing
 operations            (17,451)  (19,330)  (7,950)  (25,401)  (23,579)
Loss from discontinued
 operations                 --    (5,816)      --        --   (12,616)
Net loss              $(17,451) $(25,146) $(7,950) $(25,401) $(36,195)
Net loss per
 share -- diluted:
 Continuing operations   (0.08)    (0.09)   (0.04)    (0.12)    (0.12)
 Discontinued operations    --     (0.03)      --        --     (0.06)
Net loss per
 share-diluted        $  (0.08) $  (0.12) $ (0.04) $  (0.12) $  (0.18)
Weighted average
 shares-diluted        215,652   201,694  213,563   214,675   201,053


       Condensed Consolidated Balance Sheet Data - GAAP basis
                           (in thousands)

                                      3/31/04     9/30/03
                                    (unaudited)
Assets:
Cash and investments                $ 164,513   $ 234,574
Accounts receivables, net              39,238      35,171
Inventories, net                       30,652      24,851
Prepaid expenses and other
 current assets                         7,381       4,457
Restricted cash                         6,600          --
Property and equipment, net            87,736      92,541
Restricted long-term deposits          48,217      57,101
Goodwill and intangible assets        251,871     194,785
Other assets                           20,512      22,264
 Total assets                       $ 656,720   $ 665,744

Liabilities and Shareholders'
 Equity:
Accounts payable                    $  13,355   $  11,553
Accrued expenses and other
 current liabilities                   23,938      22,679
Accrued restructuring                  17,214      27,923
Accrued interest                          277         257
Deferred gain                           7,569       9,330
Income taxes payable                    2,514       1,913
Other long-term liabilities             2,993       9,259
Convertible debt, due March 2005      195,210     195,732
Minority interest                       1,627       1,590
Shareholders' equity                  392,023     385,508
 Total liabilities and
 shareholders' equity               $ 656,720   $ 665,744


                     VITESSE SEMICONDUCTOR CORPORATION
                              FINANCIAL SUMMARY

Supplemental reconciliation of GAAP net loss to pro-forma net income (loss):

                            Three months ended      Six months ended
                       3/31/04  3/31/03  12/31/03   3/31/04  3/31/03

GAAP net loss         $(17,451)$(25,146) $ (7,950) $(25,401)$(36,195)
 Adjustments to net
  loss:
   Amortization of
    goodwill and
    intangibles from
    acquisitions         1,737       881     1,818     3,555    1,762
   Amortization of
    deferred
    compensation         5,734     5,475     5,684    11,418   11,022
   Other compensation
    expense              1,023       886       232     1,255      886
   Employee stock
    purchase plan
    compensation        10,338        --        --    10,338       --
   Other investment
    impairment charge      119        --        --       119       --
   Restructuring charge    196       336        86       282      336
   Gain on extinguishment
    of debt                 --        --        --        --  (16,550)
   Discontinued
    operations              --     5,816        --        --   12,616
   Income taxes           (277)    3,878       302        25    8,620
Pro-forma net income
 (loss)                  $1,419  $(7,874)     $172    $1,591 $(17,503)

GAAP net loss per
 share-diluted           $(0.08)  $ (0.12)   $(0.04)  $(0.12)  $(0.18)
Adjustment to net loss
 per share-diluted         0.09      0.08      0.04     0.13     0.09
Pro-forma net income
 (loss) per
 share-diluted           $ 0.01   $(0.04)    $0.00    $0.01    $(0.09)

Weighted average
 shares-diluted         228,120  201,694    224,362   225,924  201,053

Employee stock purchase plan compensation expense of $10.3 million in the second quarter of fiscal 2004 represents a non-cash charge recorded under the variable method of accounting in accordance with Emerging Issues Task Force 97-12, Accounting for Increased Share Authorizations in an IRS Section 423 Employee Stock Purchase Plan under APB Opinion No. 25. This charge was required because 317,389 shares of stock that were purchased on January 31, 2004 had not been approved until January 26, 2004 and were therefore considered compensatory. The Company also expects to record future charges of $6.2 million, $3.2 million and $1.3 million in the quarters ending June 30, 2004, September 30, 2004 and December 31, 2004, respectively, based on the stock price at March 31, 2004 and the current level of participation. These amounts can vary significantly based on changes in future stock price and levels of employee participation.


               Pro Forma Statement of Operations (unaudited)
                   (in thousands except per share data)

                            Three months ended      Six months ended
                       3/31/04  3/31/03  12/31/03   3/31/04  3/31/03

Revenues              $ 56,034 $ 38,132  $ 50,312  $106,346 $ 73,842
Costs and expenses:
 Cost of revenues       19,535   16,160    17,869    37,404   32,336
 Engineering and
  development           22,592   20,248    20,037    42,629   40,859
 Selling, general
  and administrative    11,441   13,714    12,025    23,466   27,707
Income (loss) from
 operations              2,466  (11,990)      381     2,847  (27,060)
Other income (expense),
 net                      (647)     238      (161)     (808)     937
Income (loss) before
 income taxes            1,819  (11,752)      220     2,039  (26,123)
Income tax expense
 (benefit)                 400   (3,878)       48       448   (8,620)
Net income (loss)      $ 1,419 $ (7,874)  $   172   $ 1,591 $(17,503)
Weighted average
 shares - diluted      228,120  201,694   224,362   225,924  201,053
Net income (loss)
 per share - diluted   $  0.01 $  (0.04)  $  0.00   $  0.01 $  (0.09)

The pro-forma tax rate used for the six months ended March 31, 2004, and which the Company plans to use for the remainder of fiscal 2004, represents an expected long-term target rate based on various tax planning strategies that the Company has implemented in the past and plans to continue in the future. This rate also assumes a certain mix of foreign shipments based on historical and expected trends, which may result in a shifting of income to lower tax jurisdictions. The pro-forma tax rate does not take into account the various loss carryforwards, tax credits and reversal of the valuation allowance on the deferred tax assets which may result in a reduced GAAP tax rate. The GAAP tax rate, as well as the Company's income tax liability, are expected to be significantly lower than the pro-forma rate at least through fiscal 2005.

    CONTACT: Vitesse Semiconductor Corporation
             Eugene F. Hovanec, 805-388-3700